SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                       -----------------

                           FORM 11-K

(Mark One)
/X/            ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (fee required)

                    For the fiscal year ended December 31, 1992

                               OR

/ /            TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (no fee required)

                    For the transition period from        to

                    Commission file number 1-1023

                       -----------------

                     Savings Incentive Plan
           of McGraw-Hill, Inc. and Its Subsidiaries
                    (Full title of the plan)

                       McGraw-Hill, Inc.
                  1221 Avenue of the Americas
                       New York, NY 10020
  (Name of issuer of the securities held pursuant to the plan and address of its principal executive office.)

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                     SAVING INCENTIVE PLAN
           OF McGRAW-HILL, INC. AND ITS SUBSIDIARIES

                             INDEX

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                                                                 Page
(a) Financial Statements
      Report of Independent Auditors......................           3
      Statement of Net Assets Available for Benefits -
        December 31, 1992 and 1991........................        4- 5
      Statement of Changes in Net Assets Available
        for Benefits - Years Ended December 31, 1992, 1991
          and 1990........................................        6- 8
      Notes to Financial Statements.......................        9-23

   Schedules
     I - Investments - December 31, 1992..................       24-38
     Schedules II - III have been omitted because the required information is shown in the financial statements

   Exhibits
     (24) Consent of Independent Auditors.................          39


                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereto duly authorized.

                                    SAVINGS INCENTIVE PLAN
                        OF McGRAW-HILL, INC. AND ITS SUBSIDIARIES


Date:  June 29, 1993    By:          Bernard C. Koval
       -------------        ---------------------------------
                                     Bernard C. Koval
                            Vice President, Employee Benefits


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